Exhibit 99.1

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Brainerd Communicators
Jo Anne Barrameda (Media)
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Corey Kinger (Investors)
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TMNG Global Appoints Peter H. Woodward to Board of Directors

Overland Park, KS – January 26, 2012 – TMNG Global (NASDAQ: TMNG), a leading provider of management consulting services to the communications, media and entertainment industries, today announced the appointment of Peter H. Woodward to the Company’s Board of Directors. Mr. Woodward was appointed to fill a newly created Class II director position with term of office expiring at the Company's 2013 annual meeting of stockholders. Mr. Woodward will serve on the Board’s Compensation Committee.  This appointment brings the number of independent directors on TMNG Global’s seven-member Board to five.

“Peter’s financial expertise and experience serving as a director for public companies should prove to be invaluable.  On behalf of the Board and the management team, I am pleased to welcome Peter to TMNG Global’s Board of Directors,” said Micky Woo, Executive Chairman of TMNG Global.

Peter H. Woodward, CFA, is the President of MHW Capital Management. Prior to founding MHW Capital Management in 2005, he was a Managing Director at Regan Fund Management, a hedge fund group specializing in active equity investments in turnaround companies. Mr. Woodward currently serves on the board of directors for SMF Energy Corp. and Fortress International Group, Inc., and is Chairman of the Board of Directors of Hampshire Group, Inc. He has previously been a director of NewsEdge Corp., Zomax, Inc., and Innodata-Isogen, Inc. Mr. Woodward holds a Bachelor of Arts in Economics from Colgate University and a Masters Degree in International Economics from Columbia University.

Mr. Woodward was appointed to the Board of Directors of TMNG Global pursuant to the terms of a Settlement Agreement dated January 25, 2012 between TMNG Global and Norman H. Pessin, Sandra F. Pessin, MHW Partners, L.P., MHW Capital Management, LLC and Peter H. Woodward.  The stockholder group had previously nominated Mr. Woodward for election as a director at the 2012 annual meeting of stockholders.

Under the terms of the Settlement Agreement, the stockholder group withdrew the nomination of Mr. Woodward for election at the 2012 annual meeting.  The members of the stockholder group further agreed that, among other things, they would not take certain actions with respect to the 2012 annual meeting of stockholders, including proposing any matter (including any nominee for director) for submission to a vote of the stockholders of the Company at the meeting or voting for any nominee for director other than the Company nominees.

About TMNG Global

TMNG Global (NASDAQ: TMNG) is a premier provider of professional services to the global leaders in the communications, digital media, and technology industries.  TMNG Global and its divisions, CSMG and Cartesian, and a team of more than 500 experts, provide strategy, operations and technology consulting services and technical solutions to more than 1,200 communications clients worldwide. The company is headquartered in Overland Park, Kansas, with offices in Boston, London, New Jersey, and Washington, D.C. For more information about the company and its services, visit www.tmng.com.

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